NUVATION BIO Exhibit 10.5

June 28, 2019

Gary Hattersley, Ph.D. 22 Brandymeade Circle

Stowe, MA 01775

Re: Offer letter for Chief Scientific Officer

Dear Gary:

Nuvation Bio Inc. (the "Company") is pleased to offer you the position of Chief Scientific Officer on the terms set forth in thisletter agreement (the "Agreement").

You will be responsible for leading and overseeing scientific research, drug discovery and pre-clinical development of all assets/programs and will report to me. You will work at our offices located in New York. New York, although I recognize you will be commuting from Boston and have personal obligationsoutside of New York. You shall devote your best efforts and full business time. skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company's general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.

Your salary will be paid at the annual rate of $425,000, less payroll deductions and withholdings, paid in accordance with the Company's payroll practices as in effect from time to time. As an exempt salaried employee, you will not be entitled to overtime compensation. The Company may change compensation and benefit plans from time to time in its discretion without advance notice. You will be eligible for annual cash incentive bonus with a target of 40% of salary, which will be payable based on performance against predetermined objectives as set by the Company's Board of Directors (the "Board") and executive management team. The Company will pay you this bonus. if any, by no later than Morch 15th of the following calendar year. The bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment dote.

Gary Hattersley, Ph.D.

You will be eligible to participate in all benefit programs currently available to all employees at your level provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The company has put together a rich health benefit program for you and your dependents at a minimal cost. These benefifs include medical, dental, vision, life insurance, short term and long-term disability, and 401(k) retirement pion. The company will contribute 95% of the premiums for both the medical and dental plan for all levels of coverage, but will not contribute to any deductibles or copays. These benefits are subject to the rules, terms and conditions for participation of the applicable benefit plans and policies.

Subject to approval by the Board, under the Company's 2019 Equity Incentive Pion (the "Plan"), the Company will grant you on option to purchase 2,035,300 shares of the Company's Common Stock at fair market value as determined by the Board as of the dale of grant (the "Option"). The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting dote. No right to any stock is earned or accrued until such lime that vesting occurs, nor does this grant confer any right to continued vesting or employment.

In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement ("ECIIAA") which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company's confidential information and trade secrets, among other obligations. Please review the ECIIAA, attached hereto as Exhibit A and only sign it after careful consideration.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have on obligation of confidentiality. Rother, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premisesany unpublished documents or property belonging to any former employer or other person to whom you hove an obligation of confidentiality. You hereby represent that you hove disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Company will be "at-will." Thismeans that you may terminate your employment with the Company at any lime and for any reason whatsoever simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status con only be modified in a written agreement signed by you and by on officer of the Company.

Gory Hottersley, Ph.D. Page3

This offer may be contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company's request to facilitate these processes.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the ECIIAA or your employment, or the termination of your employment, including but not limited lo all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9

U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. ("JAMS") under the then applicable JAMS rules (at the following web address: , , 1 111_1sod1., Y]f.Y2Yr�C§J

�w:,1 ',J iOi'f); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable low. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person m entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable low or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include tl,e arbitrator's essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS' arbitration fees. Each party is responsible for its own attorneys' fees, except as expressly set forth in your ECIIAA. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibitsmandatory arbitration of sexual

Gary Haltersley, Ph.D.

harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

This Agreement, together with your ECIIAA, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written, including, for avoidance of doubt, the previous offer letter doted March 15, 2019. It is entered into without reliance on any promise or representation other than those expressly contained herein. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company's discretion in this Agreement, must be made in a written agreement signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our r·espective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable low, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable low. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the lows of the Stole of New York.

Please sign and dote this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by July 8, 2019, if you wish to accept employment at the Company under the terms described above. You must also sign and complete the attached general statement regarding overtime pay required by the State of New York. If you accept our offer. we would like you to start as soon as possible.

Gary Hottersley, Ph.D.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

David Hung, M.D.

Founder, President and Chief Executive Officer

Understood and accepted:

Ga{//?!;;;=

Exhibit A: Employee Confidential Information and Inventions Assignment Agreement

Enclosures:

New York Woge Notice Form - Exempt Employees New York City Pregnancy Notice

New York City Earned Safe and Sick Time Act - Notice of Rights New York City Stop Sexual Harassment Act Foctsheet

200495349 v7

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

for Massachusetts Employees

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

?In consid_eration o� my employm;,nt or cont::1ued employment by Nuvation Bio Inc., its subsidiaries, parents, affiliates, successor,sand assigns (toge,ther Company ), and the co'.11pensation paid to me now and during my employment with Co'.npany, a'.1 the ��i�pany s agreement to provide me with access to its Confidential Information (as defined below), J hereby enter into thrs Employee Confidential Information and lnvention Assignment Agreement (the"A oreement") a 'Cl agree as follows: " I,

1.
Confidential Information Protections.
1.1
Recognition of Company's Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company's Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporatesany Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C.

�ection 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (I) ismade in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose or reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filingis made under seal.

1.2
Confidential Information. The term "Confidential Information'' means any and alI confidential knowledge, data or information of Company. By way of illustration but not limitation, "Confidential hiformation" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, "Inventions"); (b)

information regarding research, development, new products, marketing an? selling, business plans, budgets and unpubl,shed financial statements, licenses, prices and cos�s: margins,_discounts, credit terms, pricing and billing pol!_c,es, quoting procedures, methods of obtaining busrne_ss, for�casts, ruture plans and potential strategies, financial prOJect,ons and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals. methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information

�·egard!ng customers and potential customers of Company, 111clud1ng customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential cus�omers; (ct) information regarding any of Company's business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity or products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free lo use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.

�ot"".ithstanding the foregoing or anything to the contrary

111 this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my ri_gh.t to discuss my employment or report possible v1olat1ons of law or regulation with the Equal Employment Opportunity Co111111ission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my e111ploy111ent with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is

Employee Confidential lnlOrmation and Inventions Assignment Agreement

Page I

protected Lmder the applicable provisions of law OI" regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure.

1.3
Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information ("Third Par(v il�formation") subject to a duty on Company's part to maintain the confidentiality of such information and lo use it only for certain Ii111ited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.
1.4
Term of Nondisclosure Restrictions. understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. !fa temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
1.5
No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2.
Assignments of Inventions.
2.1
Definitions. As used in this Agreement, the term "Intellectual Proper{v Rights" means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term "Copyright" means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work)

recognized by the laws of any jurisdiction or country; and the term "Moral Rights" means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2
Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company's business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company ("Excluded Inventions"). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. Por purposes of this Agreement, "Other Inventions" means Inventions in which I have or may have an interest, as or the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company or any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3
Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as "Company Inventions." Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with

Frnployee Conlidcn11al Information and Inventions Assignment Agreement

respect thereto) made, conceived, reduced 10 practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned Lo Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company's customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4
Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company's equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company's actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection J'rom assignment to the Company under any specifically applicable state law, regulation, rule or public policy ("Spec(/ic Inve11tio11s Law").

2.5
Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored. conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary 10 substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6
Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product.
(a)
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are --works made for hire," pursuant to United States Copyright Act ( 17 U.S.C., Section IOI).

(b)
agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment. and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. 1 understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.
2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Prope11y Rights and the assignment thereof. In addition. I will execute. verify and deliver assignments of such Intellectual Property Rights to Company or its dcsignee. including the United States or any third party designated by Company. My obligation to assist Company with respect to InteIlectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination or my employment, but Company

will compensate me al a reasonable rate after my tcrmination for the timeactually spent by me alCompany's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized

Employee Co11lidc11tial lnformati<m and lrwc1111011s Ass1gn111c111 Agrcc111c1ll officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9
Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General PubI ic License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company's policies regarding the use of such software.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.
Duty of Loyall'y During Employment. I agree th_at during the period of my employment by Company, I will not, without Company's express written consent, dir�ctly or indirectly engage in any employment or busmess activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. Except as modified by Section I 0.3 below, I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, includino but not limited to voluntary termination by me or involunt:ry termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalfofCompany:

5.1
solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an ernployee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out t.he contact;

5.2
solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);
5.3
hire, crnploy, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three rnonths to research, develop, market, sell, perform or provide Conflicting Services;
5.4
solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;
5.5
solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or
5.6
perform, provide or attempt to perforrn or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes or this Agreement: a "Customer or Potential Customer" is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in

Sections 5.4, 5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following �he termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was bi Iled for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service _opr rocess with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by

Employee Conlidential Information and Inventions Assignment Agreement

Company in an effort in which I was involved or of which I was aware.

6.
Non-Compete Provision.
6.1
Except as modi tied by Section I 0.3 below; unless I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, I agree that during the period of my employment and for the one year period after the termination of my employment relationship with the Company due to voluntary termination by me or involuntary termination by the Company for Cause (defined below), I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Connicting Services (defined below) anywhere in the Restricted Territory (defined below). Should I obtain other e111ployme11d1uring my employment with the Company or within 12 months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three business days prior to starting such employment.

6.2
Thepar1ies further agree that for purposes of this Agreement, "Co,�flicting Services'' means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company prnvides or has plans to provide.

6.3
I agree that for purposes of this Agreement, "Restricted Territory" means the geographic areas in which I provided services for the Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with the Company.
6.4
I agree that for purposes of this Agreement, "Cause" shall mean a termination of my employment by the Company due to my misconduct or failure to meet the Company's performance expectations.
6.5

7.
Reasonableness of Restrictions.
7.1
I agree that I have read this entire Agreement and understand it. I acknowledge that I have the right to consult with counsel prior to signing this Agreement. I further acknowledge that I wi11 derive significant value from the Company's agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company's exclusive benefit and my obligations not to compete and not to solicit are necessary to protect

Fmployee Co11lidc11t1al l11fonnatio11 and Inventions Ass1g11me111Agrec111c111

Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company's legitimate business interests. l represent and agree that I am entering into this Agreement

freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2
In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, l and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3
If the court declines to enforce this Agreement in the manner provided in subsection 7.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement asmodified.
8.
No Conflicting Agreement or Obligation. represent that my performance of all the terms of this Agreement and as an employee or Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement..
9.
Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Paity Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy or all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company's premises and owned by Company, including disks and other storage media, filingcabinets or other work areas, is subject to inspection by Company's personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company's termination statement if required to do so by Company.

10.
Legal and Equitable Remedies.
10.1
I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2
agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney's fees, from me.

10.3
In the event Company determines that I have breached a fiduciary duty owed lo it or misappropriated the Company's physical or electronic property, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 24 months after the termination of my relationship with the Company.

11.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled "Attention Chief Executive Officer," and to me at my address as listed on Company payrol1, or at such other address as Company or I may designate by written notice to the other. Notice wiII beeffective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express maiI service, notice will be considered to have been given on the delivery date renected by the courier or express mail service receipt.

12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

Employee Conlidential Information and Inventions Assignment Agrccmc111

12.1
If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obiigations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.
12.2
I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware or my obligations under this Agrecmcnt.
13.
General Provisions.
13.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between residents of Massachusetls. I hereby expressly consent to the personal jurisdiction a1�d venue of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.
13.2
Scvcrability. In case any one or more of the

and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5
Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect t? continuation of employment by Company, nor will 1t interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.
13.6
Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to alI terms of this Agreement.
13.7
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation or the United States export laws or regulations.
13.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterpai1s may be delivered via facsimile, electronic mail (including pelf or any electronic signaturecomplying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all provisions, subsections, or sentences containe.d

in this

purposes.

Agreement will, for any reason, be held to b.e 1n�a!1d, illegal or unenforceable in any respect, such 1nvalid1ty, i Ilegality or unenforceabiIity wi II not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration. geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3
Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
13.4
Survival. This Agreement will survive the termination of my employment, regardless of the reason,
13.9

13.10
Entire Agreement. The obligations pursuant to Sections I and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and

Employee Conlidential Information nnd Inventions Assignment Agreement

supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will notaffect the validity or scope of this Agreement.

[signatures to follow on next page)

Employee Conlidential Information and Inventions Assignment Agreement

Page S

This Agreement will be effective as of _

EMPLOYEE:

I have read this agreement c:1re�lly and understand its terms.

I have completely filled out Exhibit/\ to this Agreement.

�c,gns-a=tu-r-e·--',,-,,l)f--------

Date

COMPANY:

Accepted and agreed

amc:

Title:

Email:

�mployl'c Confldc1111nl Information and lnvcnuons Ass1gn01cnt Asrccmcnt

1gnaturc Page

EXHIBIT A

EXCL Dim I VENTIO S

TO: FROM: DATE:

I. Excluded Invention Disclosure. Except as listed in ection 2 below, the following is a complete list oralI Excluded Invcntions:

D No Excluded Inventions.

D ee below:

D Additional sheet attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with re pcct to which I owe 10 the following party(ies):

	Excluded Invention	Part	ies	Relationshi >
I.
2.
3.

D Additional sheets attached.

Employee ontidcntial Information mid lnvcnuons Assignment Agreement

Exhibit A. Page I

4WYORK

i(O,

"OHtU1�1h.

Notice and Acknowledgement of Pay Rate and Payday Under Section 195.1 of the New York State Labor Law Notice for Exempt Employees

2.
Notice given:

D At hiring

D Before a change in pay rate(s). allowances claimed. or payday

3.

Employers may not pay a non-hourly rate to a non-exempt employee in the Hospitality Industry, except for commissioned salespeople.

4.
Allowances taken:

1. Employer Information

Name:

Doing Business As (DBAj Name(sj:

FEIN (optional):

Physical Address:

Mailing Address:

Phone:

D None

D Tips per hour

□D Meals per meal Lodging

D Other _

5.
Regular payday. _

6.
Pay is:

□

Weekly DBi-weekly

D Other:

7.
Overtime Pay Rate:

Most workers in NYS must receive at least 1½ times their regular rate of pay for all hours worked over 40 in a workweek, with few exceptions. A limited number of employees must only be paid overtime at 1 ½ times the minimum wage rate. or not at all

This employee is exempt from overtime under the following exemption (optional):

8.

On this day, I received notice of my pay rate, overtime rate (if eligible). allowances. and designated payday. I told my employer what my primary language is.

Check one:

D l have been given this pay notice in English because it is my primary language.

D My primary language is .I have been given this pay notice in English only, because the Department of Labor does not yet offer a pay notice form in my primary language.

Print Employee Name

Employee Signature

Date

Preparer Name and Title

The employee must receive a signed copy of this form. The employer must keep the original for 6 years.

Please note: It is unlawful for an employee to be paid less than an employee of the opposite sex for equal work. Employers also may not prohibit employees from discussing wages with their co-workers.

LS S9 (01/17)

Nfl

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Pregnancy Accommodations at Work

The NYC Human RightsLawrequires all employers with four or more employees to provide reasonable accommodations to employees related to pregnancy, childbirth, and related medical conditions to enable them to continue working and/or return to work promptly while maintaining a healthy pregnancy. Employers are required to provide written notice of employees' rights under the Law, and can use this document to satisfy that requirement. As such, it should be posted in the workplace.

't·EMPLOYERS

Provide a clear policy and protocol for employees to request a reasonable accommodation. Work with your pregnant employee to promptly agree on a reasonable accommodation that:

•
Values your emplo};ee's contributions to the workplace
•
Helps your employee satisfy the essential requisites of her job
•
Keeps them in the workplace for as long as they are able to continue working
•
Is right for your employee anddoes not cause undue hardship to your business

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EMPLOYEES

If you need a reasonable accommodation to continue working or remain employed, you can request one. Examples include, but are not limited to:

•
Breaks (e.g. to use the bathroom. eat or drink, or

provide necessary rest)

•
Changes to your work environment such as a seat or a fan
•
Assistance with physically demanding tasks
•
Time off or schedule adJustments
•
A private, clean, non-bathroom space and breaks for expressing breast milk
•
Light duty or a temporary transfer to a cfifferent position
•
Time off to recover from childbirth

NYC.gov/HumanRights or ca I (718) 722-3131

fj @) Yo.0 @NYCCHR

Bill d8 Blasio.

Mayor

Commission on Human Rights

C2riT'lelyn ;:) \4alelis. Cho:1o(;cmm1ssJcr1er

N¥C

OiU d� G!usio

,��;,-.,,,.>,

Consumer Affairs

Lorelei Coia�

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NOTICE OF EMPLOYEE RIGHTS

Under New York City's Earned Safe and Sick Time Act (Paid Safe and Sick Leave Law}, certain employees have a right to safe and sick leave. Go to nyc.gov/Pai<JSicklcove to learn which employees <>,re covered by tt,elaw.

Employees who work for employers with five or more employees who work more tha,, 80 hours a calendar year i,, New York City have a rigt)t to ,:,aid safe and sick leave. Employees who work for employers with fewer tt,a,, five employees have a right to unpaid safe and sick leave.

Employees who work for employers who must provide safe and sick leave must receive this written notice from their employer when they begin employment or by June 4, 2018, whichever is later.

YOU HAVE A RIGHT TO SAFE LEAVE, which you can use to seek assistance or take other safety measures if you or a family member may be the victim of any act or threat of domestic violence or unwanted sexual physical contact, stalking, or human trafficking.

YOU HAVE A RIGHT TO SICK LEAVE, which you can use for the care and treatment of yourself or a family member.

AMOUNT OF SAFE ANO SICK LEAVE

Your employer must provide up to a total of 40 hours of safe ancl sick leave every caleridar year.

You may use any earned leave for Ci1her safe or sick leave purposes. Your employer's calendar year is:

Start of Calendar Year: _ End of Calendar Year:

AATfOi FACCRUAL.,

Yoauccrue sate and sick leave at the rate ot one hour for eve1y 30 hours worked, up to a n'l�xirnurn of 40 hours of safe and sick leave per calendar year.

OATE ACCRUAL BEGINS:

You begin to accrue sale and sick leave on April 1, 2014 or on your frrst day of employment, wl1ichever is later.

Exception: It yo1, are covered by a collective bargaining agreement that was in effect on April 1. 2014, you begin to accrue safe and sick leave under City law beginning on the date that the agreement expires.

DATE:' SAFE AND SICK LEAVE IS AVAILABLE f-OR usr:

•
Youcould begin using srck leave on July 30, 2014 or 120 days after you begin employment,

whichever is later.

You could begin using safe leave on May 5. 2018 or 120 days after yoc, begin employment, whichever rs later.

ACCEPTABLE REASONS TO USE SAFE AND Stet< LEAVE:

You can use safe and sick leave to take time off from work when:

You have a mental or physicnl illness. injury, or henlth condition: you need 10 get a medicnl diagnosis. care, or treatment of your mental or physical illness, injury, or condition; you need lo get preventive medical c;;re. You must care for a iamily member who needs mcdicol diognosis. care, er trootment of a mcntnl or physical illness, injury, or hea1111 condition, or who needs preventive rnedical care.

Your employer's business closes due to a public health emergency or you need to care tor a cl1ild whose school or child care provider closed due to a public hea1u, emergency.

You or a family member may be the victim of any act or threat of domestic violence or unwanted sexual physical contact, stalking. or human trafficking and you need to take actions necessary to restore the physical, psycl1ological, or economic health or snfety of you or your family members or to protect those who associate or work with you, including to:

,, Obtain services from a domestic violence shelter, rape crisis center, or other services program.

Porticipate in safety planning, relocate, or take other actions to protect your safety or thot of your family members. including enrolling children in a new school.

Meet with an attorney or social service provider to obtain information and advice relnted to custody; visitation; mntrimonial issues; orders of protection: immigration; housing; discrimination in employment, housing, or consumer credit.

File a domestic rncident report with law enforcement or meet with a district attorney's office.

05/04/2018

More:,.

AMlL¥ MEM13EHS:

The law recognizes 11,e following inctividuals as '-family rnen,bers:·•

Any indiviciual whose close association

witt, the employee is the equivalent of family Child (biological. adopted. or foster child: legal ward: child of an e1nployee standing mloco parentis)

Grandchild Spouse Dornostic Partner Parent

Grandp,1rerit

Child or Parent of an employee's spo1..1se or dornestic partner Sibling (including a half, adopted, or step sibling)

Any other individL•al related by blood to the employee

ADVANCE NOTICE

If the need is foreseeable, your employer can require up to seven days advance 11otice of your intention to usesafe or sick leave. If the need is unforeseeable. your employer may require you to give notice as soon as practicable.

OOCUMENTATION,

Your employer can require documentation if you 1..;se rnore than three consecutive workdays as safe or sick leave. The Paid Safe and Sick Leave Law prohibits employers fron"'l requiring the health care provider- to specify the rnedical reason for sick leave or ,.equiring safe leave documentation to specify tt,e details of any act or thr'ea.to·f domestic violence or unwanted sexual physical co11tact. stalking, or human trafficking. Disclosu<e may berequired by other laws.

UNUSED SAFE AND SICK LEAVE:

Up to 40 hours of unused saie and sick leave can be earned over to the next calendar year. However. your e1Y1ployer is only required to let you use up to 40 t1ours of safe and sick leave per calenclar year.

YOU HAVE A RIGHT TO BE FREE FROM RETALIATION FROM YOUR EMPLOYER FOR USING SAFE AND SICK LEAVE.

Your ernployer cannot retaliate against you for:

Requesting and using safe and slck leave.

FIiing a complaint for alleged violations of the law with DCA.

Con1r·r1urncat1ng with anyperson. including coworkers, about any violation ot the law.

Part,c,pating ,n a cour1proceeding regarding an alleged violation of the law. Informing onother person of that pe,-son's potential rights.

Retaliation includes any threat, discipline, discharge, demotion, suspe1"lsion, or reduction in your hours, or any other' adverse en1ployrnent action against you tor exercising or atternpting 10 exercise any right guaranteed under the law.

YOU HAVE A RIGHT TO FILE A COMPLAINT.

You ca,, file a complaint with DCA. To get the complaint fonT1, go onhne to tJYC gov/Pujd§ickLeaY.Q. O(

contoct 311 (212-NEW•YORI< outside NYC).

DCA will conduct an investigation and try to resolve your comp1a,nt. DCA will keep your identity confidential unless disclosure is necessaiy 10 conduct 1heinvestigation, resolve the con,plaint, or 1s required by law.

Keep a copy of this notice and all documents that show your amount of safe and sick leave accrual and use.

Note: The Earned Safe and Sick Time Act sets the minimum requirements for safe and sick leave. Your employer's leave policies may already meet or exceed the requirements of the law.

You have a right to be given t11is notice in English and. if available on lhe DCA website, your primary language.

For more i11formation, including Frequently Asked Questions, go to n11c.9ov/PaidSickLeave

or call 311 and ask for information about Paid Safe and Sick Leave.

Ali employers ere required to provide wntten notirn of employees' rigl1ts under the Humnn Riqhts Lnw botil in the form of n dispbyerl poster and as an information sheet rlistrihHterl \O individunJ Amployees .:it the tine ot hire. Tt1is <jocument satisfies the information sheet req1J1rP.ment.

The NYC Human Rights Law

Tl1e NYC Human Rights Law, one of the strongest anti-discrimination laws in the nation, protects all individuals against discrimination based on gender, which includes sexuul harassment in the workplace, in housing, and in public accommodationslike stores and restaurants. Violators can be held accountable with civil penalties of up to $250,000 in the case of a willful violation. The Commission can also assess emotional distress dam::iges ::ind other remedies to the victim, can require the violator to undergo training, and can mandate other remedies such as community service.

Sexual Harassment Under the law

Sexu.'.11 harassment, a form of gender-based discrimination, is unwelcome verbal or physical behavior based on a person's gender.

Some Examples of Sexual Harassment

•
unwelcome or inappropriate touching of employees or customers
•
threatening or engaging in adverse action after someone refuses a sexual advance
•
making lewd or sexual comments about an individual's appearance, body, or style of dress
•
conditioning promotions or other opportunities on sexual favms
•
displaying pornographic images, c-.1rtoons, or groffiti on computers, emails, cell phones, bulletin boards, etc.
•
making sexist remarks or derogatory comments based on gender

Retaliation Is Prohibited Under the Law

It is a violation of the law for an employer to take action against you because you oppose or speak out against sexual harassment in the workplace. The NYC Human Rights Law prohibits employers from retalinting or discriminating "in any manner against any person" because that person opposed an unlawful discriminatory practice. Retaliation can manifest through direct actions, such as demotions or terminations, or more subtle behavior, such as an increased work load or being transferred to a less desirable location. The NYC Human Rights Law protects individuals against retaliation who have a good faith belief that their employer's conduct is illegal, even if it turns out that they were mistaken.

Report Sexual Harassment

If you have witnessed or experienced sexual harassment inform n manager, the equal employment opportunity officer at your worl<place, or human resources as soon as possible.

Report sexual harassment to the NYC Commission on Human Rights. Call 718-722-3131 orvisit NYC.gov/HumanRightsto learn how to file a comrilaint or report discriminntion You can file a complaint anonymously.

State and Federal Government Resources

Sexual harassment is also unlawfL1I under state and federal law where statutes of limitations vary.

To file a complaint wit11 the New York State Division of Human Rights, please visit the Division's website at www.dhr.ny.gov.

To file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), please visit the EEOC's website at www.eeoc.gov.

Ii @ w Youfim @NYCCHR NYC.gov/Human Rights

NW:

BILL DE BLASIO

Mayor

Commission on Human Rights

CARMELYN P. MALALIS

Commissioner/Chair